Exhibit 99.1

                               [GRAPHIC OMITTED]
                             FOR IMMEDIATE RELEASE

                 FIRST MONTAUK ENTERS INTO SEPARATION AGREEMENT
                           WITH CHAIRMAN OF THE BOARD


Red Bank, NJ - February 1, 2006 - First Montauk Financial Corp. (OTC/BB: FMFK), a nationwide provider of investment services through independent financial professionals, today announced that it has entered into a separation agreement with Herbert Kurinsky, the Company's chairman.

Under the terms of the separation agreement, the parties agreed to terminate the employment relationship and employment agreement between the Company and Mr. Kurinsky, in exchange for a severance payment, issuance of a promissory note and the continuation of certain benefits. Mr. Kurinsky will remain on the Company's board of directors as non-executive chairman. The details of the separation agreement are included in a Form 8-K filed with the Securities and Exchange Commission on February 1, 2006.

"This separation agreement represents the continuation of the management changes which began in 2004 with the appointment of Victor K. Kurylak, first as president and then as C.E.O., and my desire to transition into eventual retirement. With the Company's return to profitability, I am confident that Montauk Financial is moving forward in a positive direction" said Mr. Kurinsky.

Victor K. Kurylak, President and C.E.O. commented, "We are very grateful to Herb Kurinsky for his 20 years of dedicated service at the helm of the Company. He helped sustain the firm through many difficult and challenging years in our industry. We will continue our commitment to providing outstanding service to our network of financial professionals and increasing shareholder value that was the cornerstone of Herb's philosophy for all these years."


Montauk Financial Group is a service mark of First Montauk Securities Corp., Member NASD/SIPC. First Montauk Financial Corp. is the parent company of First Montauk Securities Corp., a registered securities broker/dealer headquartered in Red Bank, NJ, with approximately 50,000 retail and institutional accounts. The Company's ability to offer quality support services, research, web-based information systems and a competitive commission payout structure has attracted approximately 290 independent, professional registered representatives across the country. Additional information is available at the Company's website at www.montaukfinancial.com. Statements contained in this news release regarding expected financial results of the Company and First Montauk Securities Corp., are forward-looking statements, subject to uncertainties and risks, many of which are beyond the Company's control, including, but not limited to, market conditions, interest rate and currency fluctuations, dependence on key personnel, each of which may be impacted, among other things, by economic, competitive or regulatory conditions. These and other applicable risks are summarized under the caption "Factors Affecting Forward Looking Statements" in the Company's Forms10-Q for the quarters ended March 31, June 30 and September 30, 2005, and the Company's other filings on Form 8-K as filed with the Securities and Exchange Commission. Forward-looking statements by their nature involve substantial risks and uncertainties. As a result, actual results may differ materially depending on many factors, including those described above. The Company cautions that historical results are not necessarily indicative of the Company's future performance.


         CONTACT:
         Montauk Financial Group
         Victor K. Kurylak, President and CEO
         732-842-4700, ext 4230
         vkurylak@montaukfinancial.com